Exhibit 99.(k)(3)

SUB-ADMINISTRATION AGREEMENT

Agreement dated as of March 10, 2009 by and between State Street Bank and Trust Company, a Massachusetts trust company (the “Sub-Administrator”) and RMR Advisors, Inc., a Massachusetts corporation (the “Administrator”).

WHEREAS, New RMR Asia Pacific Real Estate Fund (the “Fund”) is registered with the Securities and Exchange Commission (the “SEC”) as a closed-end, management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”) and the Securities Act of 1933, as amended (the “1933 Act”);

WHEREAS, the Fund has retained the Administrator to furnish administrative services to it; and

WHEREAS, the Administrator desires to retain the Sub-Administrator to furnish certain administrative services to the Fund, and the Sub-Administrator is willing to furnish such services, on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1.             APPOINTMENT OF SUB-ADMINISTRATOR

The Administrator hereby appoints the Sub-Administrator to act as sub-administrator with respect to the Fund’s investment portfolio for purposes of providing certain sub-administrative services for the period and on the terms set forth in this Agreement.  The Sub-Administrator accepts such appointment and agrees to render the services stated herein.

2.             DELIVERY OF DOCUMENTS

The Administrator will promptly deliver to the Sub-Administrator upon request copies of each of the following documents and all future amendments and supplements, if any:

a.                                       The Fund’s Agreement and Declaration of Trust (and any amendments thereto);

b.                                      The Fund’s Bylaws;

c.                                       The Fund’s currently effective registration statement under the 1933 Act and 1940 Act and the Fund’s Prospectus(es) and Statement(s) of Additional Information relating to the Fund and all amendments and supplements thereto as in effect from time to time;

d.                                      Certified copies of the resolutions of the Board of Trustees of the Fund (the “Board”) authorizing (1) the Administrator to enter into this Agreement and (2) certain individuals to give instructions to the Sub-Administrator pursuant to this Agreement;

e.                                       A copy of the investment advisory agreement between the Fund and its investment advisor; and

f.                                         Such other certificates, documents or opinions which the Sub-Administrator may, in its reasonable discretion, deem necessary or appropriate in the proper performance of its duties.

3.             REPRESENTATIONS AND WARRANTIES OF THE SUB-ADMINISTRATOR

The Sub-Administrator represents and warrants to the Administrator that:

a.                                       It is a Massachusetts trust company, duly organized, existing and in good standing under the laws of The Commonwealth of Massachusetts;

b.                                      It has the corporate power and authority under applicable laws and by its organizational documents to carry on its business in The Commonwealth of Massachusetts and to enter into and perform its duties and obligations under this Agreement;

c.                                       All requisite corporate proceedings have been taken to authorize it to enter into and perform its duties and obligations under this Agreement;

d.                                      No legal or administrative proceedings have been instituted or threatened which would materially impair the Sub-Administrator’s ability to perform its duties and obligations under this Agreement; and

e.                                       Its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Sub-Administrator or any law or regulation applicable to it.

4.             REPRESENTATIONS AND WARRANTIES OF THE ADMINISTRATOR

The Administrator represents and warrants to the Sub-Administrator that:

a.                                       It is a corporation, duly organized, existing and in good standing under the laws of The Commonwealth of Massachusetts;

b.                                      It has the corporate power and authority under applicable laws and by its Articles of Organization and By-Laws to enter into and perform its duties and obligations under this Agreement;

c.                                       All requisite proceedings have been taken to authorize it to enter into and perform its duties and obligations under this Agreement;

d.                                      No legal or administrative proceedings have been instituted or threatened which would impair the Administrator’s ability to perform its duties and obligations under this Agreement;

e.                                       Its entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of the Administrator or any law or regulation applicable to it;

f.                                         With respect to the Fund:

(1)                                  The Fund is an investment company properly registered under the 1940 Act and the 1933 Act;

(2)                                  A registration statement under the 1940 Act and the 1933 Act has been filed and will be effective and remain effective during the term of this Agreement;

(3)                                  As of the close of business on the date of this Agreement, the Fund is authorized to issue shares of beneficial interest, initially in the amount as set forth in Schedule A to this Agreement; and

(4)                                  The Fund is duly organized, existing and in good standing as a statutory trust under the laws of the State of Delaware.

5.             SUB-ADMINISTRATION SERVICES

The Sub-Administrator shall provide the services set forth on Schedule B annexed hereto, subject to the control, supervision and direction of the Administrator in accordance with procedures which may be established from time to time between the Administrator and the Sub-Administrator.

The Sub-Administrator shall provide the office facilities and personnel required by it to perform the services contemplated herein.

6.             FEES; EXPENSES; EXPENSE REIMBURSEMENT

The Sub-Administrator shall receive from the Administrator such compensation for the Sub-Administrator’s services provided pursuant to this Agreement as may be agreed to from time to time in a written Fee Schedule approved by the parties.  The fees are calculated based on the average daily net assets of the Fund and billed monthly and shall be due and payable upon receipt of the invoice.  Upon the termination of this Agreement before the end of any month, the fee for the part of the month before such termination shall be prorated according to the proportion which such part bears to the full monthly period and shall be payable upon the date of termination of this Agreement.  In addition, the Administrator shall reimburse the Sub-Administrator for its out-of-pocket costs incurred in connection with this Agreement.

The Administrator agrees to reimburse the Sub-Administrator for any other expenses not contemplated by this Agreement as mutually agreed upon in writing by the Administrator and the Sub-Administrator from time to time.

The Sub-Administrator is authorized to and may employ or associate with such person or persons as the Sub-Administrator may deem desirable to assist it in performing its duties under this Agreement; provided, however, that the compensation of such person or persons shall be paid by the Sub-Administrator and that the Sub-Administrator shall be as fully responsible to the Administrator for the acts and omissions of any such person or persons as it is for its own acts and omissions.

7.             INSTRUCTIONS AND ADVICE

At any time, the Sub-Administrator may apply to any officer of the Administrator for instructions and may consult with outside counsel for the Fund or the independent auditors for the Fund at the expense of the Administrator, or other individuals designated in writing by the Administrator, for instructions with respect to any matter arising in connection with the services to be performed by the Sub-Administrator under this Agreement.  The Sub-Administrator shall not be liable, and shall be indemnified by the Administrator, for any action taken or omitted by it in good faith in reliance upon any such instructions or advice or upon any paper or document reasonably believed by it to be genuine and to have been signed by such officers or individuals.  The Sub-Administrator shall not be held to have notice of any change of authority of any officer or individual until receipt of written notice thereof from the Administrator.  Nothing in this Section shall be construed as imposing upon the Sub-Administrator any obligation to seek such instructions.

8.             LIMITATION OF LIABILITY AND INDEMNIFICATION

The Sub-Administrator shall be responsible for the performance of only such duties as are set forth in this Agreement, including those set forth on Schedule B annexed hereto which forms a part hereof, as such Schedule B may be amended from time to time, and, except as otherwise provided under Section 6, shall have no responsibility for the actions or activities of any other party, including other service providers.  The Sub-Administrator shall have no liability in respect of any loss, damage or expense suffered by the Advisor or the Fund insofar as such loss, damage or expense arises from the performance of the Sub-Administrator’s duties hereunder in reliance upon records that were maintained for the Advisor or the Fund by entities other than the Sub-Administrator prior to the Sub-Administrator’s appointment as Sub-Administrator hereunder.   The Sub-Administrator shall have no liability for any error of judgment or mistake of law or for any loss or damage resulting from the performance or nonperformance of its duties hereunder unless solely caused by or resulting from the gross negligence or willful misconduct of the Sub-Administrator, its officers or employees.  The Sub-Administrator shall not be liable for any special, indirect, incidental, punitive or consequential damages, including lost profits, of any kind whatsoever (including, without limitation, attorneys’ fees) under any provision of this Agreement or for any such damages arising out of any act or failure to act hereunder, each of which is hereby excluded by agreement of the parties regardless of whether such damages were foreseeable or whether either party or any entity had been advised of the possibility of such damages.  In any event, the Sub-Administrator’s cumulative liability for each calendar year (a “Liability Period”) under this Agreement regardless of the form of action or legal theory shall be limited to its total annual compensation earned with respect to the Fund and the Advisor and fees payable hereunder during the preceding Compensation Period, as defined herein, for any liability or loss suffered by the Fund and the Advisor including, but not limited to, any liability relating to qualification of a Fund as a regulated investment company or any liability relating to the Fund’s compliance with any federal or state tax or securities statute, regulation or ruling during such Liability Period.  “Compensation Period” shall mean the calendar year ending immediately prior to each Liability Period in which the event(s) giving rise to the Sub-Administrator’s liability for that period have occurred.   Notwithstanding the foregoing, the Compensation Period for purposes of calculating the annual cumulative liability of the Sub-Administrator for the Liability Period commencing on the date of this Agreement and terminating on December 31, 2009 shall be the date of this Agreement through December 31, 2009, calculated on an annualized basis, and the Compensation Period for the Liability Period commencing January 1, 2010 and terminating on December 31, 2010 shall be the date of this Agreement through December 31, 2009, calculated on an annualized basis.

The Sub-Administrator shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, work stoppage, power or other mechanical failure, computer virus, natural disaster, governmental action or communication disruption.

The Advisor shall indemnify and hold the Sub-Administrator and its directors, officers, employees and agents harmless from all loss, cost, damage and expense, including reasonable fees and expenses for counsel, incurred by the Sub-Administrator resulting from any claim, demand, action or suit in connection with the Sub-Administrator’s acceptance of this Agreement, any action or omission by it in the performance of its duties hereunder, or as a result of acting upon any instructions reasonably believed by it to have been duly authorized by a Fund or the Advisor, or upon reasonable reliance on information or records given or made by a Fund or the Advisor, provided that this indemnification shall not apply to actions or omissions of the Sub-Administrator, its officers or employees in cases of its or their own gross negligence or willful misconduct.

The limitation of liability and indemnification contained herein shall survive the termination of this Agreement.

9.             CONFIDENTIALITY

The Sub-Administrator agrees that, except as otherwise required by law or in connection with any required disclosure to a banking or other regulatory authority, it will keep confidential all records and information in its possession relating to the Administrator, the Fund or the Fund’s shareholders or shareholder accounts and will not disclose the same to any person except at the request or with the written consent of the Administrator.

10.           COMPLIANCE WITH GOVERNMENTAL RULES AND REGULATIONS; RECORDS

The Fund assumes full responsibility for complying with all securities, tax, commodities and other laws, rules and regulations applicable to it.

In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Administrator agrees that all records which it maintains pursuant to its duties under this Agreement shall at all times remain the property of the Fund, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request.  The Sub-Administrator further agrees that all records which it maintains pursuant to its duties under this Agreement pursuant to Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act unless any such records are earlier surrendered as provided in the foregoing sentence.

11.           SERVICES NOT EXCLUSIVE

The services of the Sub-Administrator under this Agreement are not to be deemed exclusive, and the Sub-Administrator shall be free to render similar services to others.  The Sub-Administrator shall be deemed to be an independent contractor and, unless otherwise expressly provided herein or authorized by the Administrator from time to time, shall have no authority to act or represent the Administrator or the Fund in any way or otherwise be deemed an agent of the Administrator or the Fund.

12.           TERM, TERMINATION AND AMENDMENT

(a)            This Agreement shall become effective on the date of its execution and shall remain in full force and effect unless either party terminates this Agreement upon at least sixty (60) days’ prior written notice to the other party, or unless the Fund terminates the services of Administrator prior to that date.  Termination of this Agreement may be effected with or without cause and without the payment of any penalty; provided, however, that the Administrator and Sub-Administrator specifically agree that any compensation or expense described in Section 12 (b) below shall not be deemed a penalty.

(b)           Upon termination of this Agreement, the Administrator shall pay to the Sub-Administrator such compensation and any reimbursable expenses as may be due under the terms hereof as of the date of such termination, including reasonable out-of-pocket expenses associated with such termination.

(c)            This Agreement may be modified or amended from time to time by mutual written agreement of the parties hereto.

13.           NOTICES

Any instruction, notice, communication or other instrument required to be given hereunder may be (a) delivered in person to the offices of the parties as set forth herein during normal business hours; or (b) effected directly between electro-mechanical or electronic devices; or (c) delivered prepaid registered mail (in which case it shall be deemed to have been served at the expiration of five business days after posting); or (d) delivered by telecopy (in which case it shall be deemed to have been served on the business day after the receipt thereof).  Each party hereto shall designate from time to time the person(s) and address(es) for proper instructions and other communications related to the daily operations.  Instructions and other communications related to this Agreement (including, but not limited to termination, breach, or default) shall be delivered at the following addresses or such other addresses as may be notified by any party from time to time.

If to the Administrator:

RMR Advisors, Inc.

400 Centre Street

Newton, MA 01458

ATTN:  Adam D. Portnoy

Telephone:  617-796-8242

Facsimile:  617-969-1437

If to the Sub-Administrator:

State Street Bank and Trust Company

P.O. Box 5049

Boston, MA  02206-5049

ATTN:  Julie Tedesco, Esq.

Telephone:  (617) 662-3968

Facsimile:  (617) 662-3805

14.           NON-ASSIGNABILITY

This Agreement shall not be assigned by either party hereto without the prior consent in writing of the other party, except that the Administrator or Sub-Administrator may assign this Agreement to a successor of all or a substantial portion of its business, or to a party controlling, controlled by or under common control with the Administrator or Sub-Administrator.

15.           SUCCESSORS

This Agreement shall be binding on and shall inure to the benefit of the Administrator and the Sub-Administrator and their respective successors and permitted assigns.

16.           ENTIRE AGREEMENT

This Agreement and the Fee Schedule contain the entire understanding between the parties hereto with respect to the subject matter hereof and supersede all previous representations, warranties or commitments regarding the services to be performed hereunder whether oral or in writing.

17.           WAIVER

The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement.  Any waiver must be in writing signed by the waiving party.

18.           SEVERABILITY

If any provision of this Agreement is invalid or unenforceable, the balance of the Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance it shall nevertheless remain applicable to all other persons and circumstances.

19.           GOVERNING LAW

This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts.

20.           REPRODUCTION OF DOCUMENTS

This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

21.           COUNTERPARTS

This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

RMR ADVISORS, INC.

By:
Name:	Adam D. Portnoy
Title:	President

STATE STREET BANK AND TRUST COMPANY

By:
Name:	Gary L. French
Title:	Senior Vice President

SCHEDULE A

FUND

AUTHORIZED SHARES

NEW RMR ASIA PACIFIC REAL ESTATE FUND	Unlimited Common Shares of Beneficial Interest

SCHEDULE B

SUB-ADMINISTRATION RESPONSIBILITIES

Fund Administration Treasury Services

a.                                       Prepare for the review by designated officer(s) of the Fund financial information regarding the Fund that will be included in the Fund’s semi-annual and annual shareholder reports, Form N-Q reports and other quarterly reports (as mutually agreed upon), including tax footnote disclosures where applicable;

b.                                      Coordinate the audit of the Fund’s financial statements by the Fund’s independent accountants, including the preparation of supporting audit workpapers and other schedules, and make such reports and recommendations to the Board (or the Audit Committee of the Board (“Audit Committee”)) concerning the performance of the independent accountants as the Board or the Audit Committee may reasonably request;

c.                                       Prepare for the review by designated officer(s) of the Fund the Fund’s periodic financial reports required to be filed with the SEC on Form N-SAR, proxy statements and such other reports, forms or filings as may be mutually agreed upon;

d.                                      Prepare for the review by designated officer(s) of the Fund annual fund expense budgets, perform accrual analyses and rollforward calculations and recommend changes to fund expense accruals on a periodic basis, arrange for payment of the Fund’s expenses, review calculations of fees paid to the Fund’s investment adviser, custodian, fund accountant, distributor and transfer agent, and obtain authorization of accrual changes and expense payments;

e.                                       Provide periodic testing of the Fund(s) with respect to compliance with the Internal Revenue Code’s mandatory qualification requirements, the requirements of the 1940 Act and limitations for the Fund(s) contained in the Registration Statement for the Fund(s) as may be mutually agreed upon, including quarterly compliance reporting to the designated officer(s) of the Fund as well as preparation of Board compliance materials;

f.                                         Prepare and furnish total return performance information for the Fund(s), including such information on an after-tax basis, calculated in accordance with applicable U.S. securities laws and regulations, as may be reasonably requested by Fund management;

g.                                      Prepare and disseminate vendor survey information;

h.                                      Provide sub-certificates in connection with the certification requirements of the Sarbanes-Oxley Act of 2002 with respect to the services provided by the Administrator;

i.                                          Maintain certain books and records of the Fund as required under Rule 31a-1(b) of the 1940 Act, as may be mutually agreed upon;

j.                                          Consult with the Fund’s officers, independent accountants, legal counsel, custodian, fund accountant, distributor, and transfer agent in establishing the accounting policies of the Fund;

Fund Administration Legal Services

k.                                       Prepare the agenda and resolutions for all requested Board of Trustees (the “Board”) and committee meetings, make presentations to the Board and committee meetings where appropriate or upon reasonable request, prepare minutes for such Board and committee meetings and attend the Fund’s shareholder meetings and prepare minutes of such meetings;

l.                                          Prepare and mail quarterly and annual Code of Ethics forms for Trustees who are not “interested persons” of the Fund under the 1940 Act (the “Independent Trustees”);

m.                                    Prepare for filing with the SEC the following documents: Form N-CSR and Form N-PX;

n.                                      Prepare for filing with the SEC proxy statements and provide consultation on proxy solicitation matters;

o.                                      Maintain general Board calendars and regulatory filings calendars;

p.                                      Maintain copies of the Fund’s Agreement and Declaration of Trust and By-laws;

q.                                      Assist in developing guidelines and procedures to improve overall compliance by the Fund;

r.                                         Assist the Fund in the handling of routine regulatory examinations of the Fund and work closely with the Fund’s legal counsel in response to any non-routine regulatory matters;

s.                                       Maintain awareness of significant emerging regulatory and legislative developments that may affect the Fund, update the Board and the investment adviser on those developments and provide related planning assistance where requested or appropriate;

t.                                         Coordinate with insurance providers, including soliciting bids for Directors & Officers/Errors & Omissions (“D&O/E&O”) insurance and fidelity bond coverage, file fidelity bonds with the SEC and make related Board presentations;

Fund Administration Tax Services

u.                                      Compute tax basis provisions for both excise and income tax purposes;

v.                                      Prepare the Fund(s)’ federal, state, and local income tax returns and extension requests for review and for execution and filing by the Fund’s independent accountants and execution and filing by the Fund’s treasurer, including Form 1120-RIC, Form 8613 and Form 1099-MISC;

w.                                    Coordinate Form 1099-DIV mailings; and

x.                                        Review and sign off on annual minimum distribution calculations (income and capital gain) prior to their declaration.

The Sub-Administrator shall perform such other services for the Fund that are mutually agreed to by the parties from time to time, for which the Fund or the Advisor will pay such fees as may be mutually agreed upon, including the Sub-Administrator’s reasonable out-of-pocket expenses.  The provision of such services shall be subject to the terms and conditions of this Agreement.